Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2012 OPERATING RESULTS

ISSAQUAH, Wash., October 10, 2012—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the 17-week fourth quarter and the 53-week fiscal year 2012 ended September 2, 2012.

Net sales for the 17-week fourth quarter were $31.52 billion, an increase of 14 percent from $27.59 billion in the 16-week fourth quarter of fiscal 2011 ended August 28, 2011. Net sales for the 53-week fiscal year 2012 were $97.06 billion, an increase of 12 percent from $87.05 billion in the prior 52-week fiscal year.

Comparable sales for the 17-week fourth quarter and the 53-week fiscal year 2012, using comparable sales periods as well as comparable warehouses (those open for a year or more), were as follows:

	17 Weeks	53 Weeks
U.S.	6%	7%
International	2%	6%
Total Company	5%	7%

Inflation in gasoline prices had a slightly negative impact on comparable sales for the 17-week period and a positive impact for the 53-week period. Foreign currencies had a negative impact for both periods. Excluding these effects, comparable sales were as follows:

	17 Weeks	53 Weeks
U.S.	6%	6%
International	7%	8%
Total Company	6%	6%

Net income for the 17-week fourth quarter of fiscal 2012 was $609 million, or $1.39 per diluted share, compared to $478 million, or $1.08 per diluted share, during the 16-week fourth quarter of fiscal 2011. The fourth quarter this year included an $11.5 million pretax LIFO charge ($.02 per diluted share) compared to a $32 million pretax LIFO charge ($.04 per diluted share) in the fourth quarter of fiscal 2011. Net income for the 53-week fiscal 2012 was $1.71 billion, or $3.89 per diluted share, compared to $1.46 billion, or $3.30 per diluted share, during the 52-week fiscal year 2011. For all of fiscal 2012, the LIFO charge was $20.5 million pretax ($.03 per diluted share), compared to an $87 million pretax ($.12 per diluted share) LIFO charge last year.

Costco ended it’s 2012 fiscal year on September 2 with 608 warehouses in operation, including 439 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, nine in Taiwan, eight in Korea, and three in Australia. The Company plans to open up to 14 new warehouses before the end of calendar year 2012. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

A conference call to discuss these fiscal 2012 fourth quarter and year-end operating results is scheduled for 7:00 a.m. (PT) today, October 10, 2012, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

                          Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	17 Weeks Ended September 2, 2012	16 Weeks Ended August 28, 2011	53 Weeks Ended September 2, 2012	52 Weeks Ended August 28, 2011
REVENUE
Net sales	$31,524	$27,588	$97,062	$87,048
Membership fees	694	590	2,075	1,867

Total revenue	32,218	28,178	99,137	88,915

OPERATING EXPENSES
Merchandise costs	28,210	24,680	86,823	77,739
Selling, general and administrative	3,044	2,714	9,518	8,691
Preopening expenses	15	22	37	46

Operating income	949	762	2,759	2,439
OTHER INCOME (EXPENSE)
Interest expense	(22)	(36)	(95)	(116)
Interest income and other, net	38	46	103	60

INCOME BEFORE INCOME TAXES	965	772	2,767	2,383
Provision for income taxes	343	272	1,000	841

Net income including noncontrolling interests	622	500	1,767	1,542
Net income attributable to noncontrolling interests	(13)	(22)	(58)	(80)

NET INCOME ATTRIBUTABLE TO COSTCO	$609	$478	$1,709	$1,462

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.41	$1.09	$3.94	$3.35

Diluted	$1.39	$1.08	$3.89	$3.30

Shares used in calculation (000’s)
Basic	432,437	436,596	433,620	436,119
Diluted	438,344	443,518	439,373	443,094
Dividends per share	$0.55	$0.24	$1.03	$0.89

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	September 2, 2012	August 28, 2011
ASSETS
Cash and cash equivalents	$3,528	$4,009
Short-term investments	1,326	1,604
Receivables, net	1,026	965
Merchandise inventories	7,096	6,638
Deferred income taxes and other current assets	550	490

Total current assets	13,526	13,706
Property and equipment, net	12,961	12,432
Other assets	653	623

TOTAL ASSETS	$27,140	$26,761

LIABILITIES AND EQUITY

Accounts payable	$7,303	$6,544
Current portion of long-term debt	1	900
Other current liabilities	4,956	4,606

Total current liabilities	12,260	12,050
Long-term debt, excluding current portion	1,381	1,253
Deferred income taxes and other liabilities	981	885

Total liabilities	14,622	14,188

Total Costco stockholders’ equity	12,361	12,002
Noncontrolling interests	157	571

Total equity	12,518	12,573

TOTAL LIABILITIES AND EQUITY	$27,140	$26,761

4